Exhibit 99.1

TPG Specialty Lending, Inc. Announces Quarter Ended September 30, 2014 Financial Results; Board Increases Quarterly Dividend to $0.39 Per Share for the Fourth Fiscal Quarter of 2014 and Approves a Stock Repurchase Plan

NEW YORK—(BUSINESS WIRE)—November 3, 2014—TPG Specialty Lending, Inc. (NYSE: TSLX) today reported net investment income of $23.1 million, or $0.43 per share, for the quarter ended September 30, 2014. Net income was $18.6 million or $0.35 per share, for the quarter ended September 30, 2014. Net asset value per share was $15.66 at September 30, 2014 as compared to $15.70 at June 30, 2014. The Company’s Board of Directors declared a third quarter dividend of $0.38 per share payable to stockholders of record as of September 30, 2014 that was paid on October 31, 2014.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.39 per share, a $0.01 increase as compared to the previous quarter, for stockholders of record as of December 31, 2014, payable on or about January 31, 2015.

The Company’s Board of Directors has also approved a stock repurchase plan to acquire up to $50 million in the aggregate of the Company’s common stock at prices below the Company’s net asset value per share, in accordance with the guidelines specified in Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934. The stock repurchase plan will require an agent selected by the Company to repurchase shares of the Company’s common stock when the market price per share is below the most recently reported net asset value per share. Under the stock repurchase plan, the agent will increase the volume of purchases made as the price of the Company’s common stock declines, subject to volume restrictions. Unless extended or terminated by its Board of Directors, the Company expects that the stock repurchase plan will be in effect through the earlier of May 4, 2015 or such time as the approved $50 million repurchase amount has been fully utilized, subject to certain conditions.

FINANCIAL HIGHLIGHTS:

	(Amounts in thousands, except per share amounts)
		(Unaudited)
	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Investments at Fair Value	$1,233,181	$1,129,199	$889,330
Total Assets	$1,280,043	$1,178,790	$926,154
Net Asset Value Per Share	$15.66	$15.70	$15.35
Investment Income	$38,404	$45,657	$23,298
Net Investment Income	$23,116	$29,433	$14,585
Net Income	$18,603	$27,294	$16,259
Net Investment Income Per Share	$0.43	$0.55	$0.42
Net Realized and Unrealized Gains Per Share	$(0.08)	$(0.04)	$0.05
Net Income Per Share	$0.35	$0.51	$0.47
Weighted Average Yield of Debt and Other Income Producing Securities at Fair Value	10.5%	10.3%	10.4%
Weighted Average Yield of Debt and Other Income Producing Securities at Amortized Cost	10.6%	10.5%	10.6%
Percentage of Debt Investment Commitments at Floating Rates	98%	98%	99%

Conference Call and Webcast

Conference Call Information:

The conference call will be broadcast live at 8 a.m. Eastern Standard Time on November 4, 2014 via the Investor Resources section of our website at http://www.tpgspecialtylending.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (224) 357-2393

Conference ID: 19189777

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. on November 4 through November 19 through a webcast link located on the Investor Resources section of our website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 19189777

Portfolio and Investment Activity

For the three months ended September 30, 2014, originations totaled $288.6 million. This compares to $157.1 million for the three months ended June 30, 2014 and $277.3 million for the three months ended September 30, 2013.

For the three months ended September 30, 2014, we made new investment commitments of $248.6 million, $216.9 million in four new portfolio companies and $31.7 million in four existing portfolio companies. Of the $248.6 million of new investment commitments, $224.0 million was funded during the period. For this period, we had $109.6 million aggregate principal amount in exits and repayments, resulting in a net portfolio increase of $114.4 million aggregate principal amount.

For the three months ended June 30, 2014, we made new investment commitments of $116.4 million, $114.0 million in four new portfolio companies and $2.4 million in two existing portfolio companies. Of the $116.4 million of new investment commitments, $104.4 million was funded during the period. For this period, we had $159.2 million aggregate principal amount in exits and repayments, resulting in a net portfolio decrease of $54.8 million aggregate principal amount.

As of September 30, 2014 and June 30, 2014, we had investments in 31 portfolio companies with an aggregate fair value of $1,233.2 million and $1,129.2 million, respectively.

As of September 30, 2014, our portfolio at fair value consisted of 85.8% first-lien debt investments, 12.7% second-lien debt investments, 0.4% mezzanine debt investments, and 1.1 % equity and other investments. As of June 30, 2014, our portfolio at fair value consisted of 85.9% first-lien debt investments, 12.7% second-lien debt investments, 0.4% mezzanine debt investments, and 1.0% equity investments.

As of September 30, 2014, 98% of our debt investments bore interest at floating rates, subject to interest rate floors. Our credit facilities also bear interest at floating rates.

As of September 30, 2014 and June 30, 2014, respectively, our weighted average total yield of debt and income producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.5% and 10.3%, respectively, and our weighted average total yield of debt and income producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.6% and 10.5%, respectively.

The weighted average total yield of new investment commitments in new portfolio companies made during the quarter was 11.5% at amortized cost (which includes interest income and amortization of fees and discounts).

As of September 30, 2014, 97.1% of our debt investments by fair value were meeting all covenant and payment requirements. We had one investment with an investment performance rating of a 4 as of September 30, 2014. That investment paid down in full subsequent to September 30, 2014 at full par value plus a call premium. We had no investments on non-accrual status.

Results of Operations for the Three Months Ended September 30, 2014 compared to the Three Months Ended September 30, 2013

Investment Income

For the three months ended September 30, 2014 and 2013, investment income totaled $38.4 million and $23.3 million, respectively. The increase in investment income for the quarter was primarily driven by strong asset growth.

Expenses

Net expenses totaled $14.9 million and $8.6 million, respectively, for the three months ended September 30, 2014 and 2013. The increase in net expenses was primarily due to higher average borrowings, higher management fees, higher incentive fees due to higher net investment income and higher professional fees and other general and administrative expenses associated with servicing a larger investment portfolio.

Liquidity and Capital Resources

Subsequent to the third quarter, the Company amended and extended its Revolving Credit Facility. Pricing was reduced from L+225 to L+200 and the maturity date was extended to October 2019. The Company has significant liquidity available with over $675 million of undrawn commitments as of September 30, 2014.

As of September 30, 2014, we had $9.2 million in cash and cash equivalents, an increase of $2.7 million from June 30, 2014. As of September 30, 2014, we had total debt outstanding of $382 million, and $675 million available to draw, subject to borrowing base limitations and other requirements. Our average stated interest rate on debt outstanding was 2.7% for the three months ended September 30, 2014, as compared to 2.6% for the three months ended September 30, 2013.

The Company is rated BBB- by Fitch Ratings and Standard and Poor’s

Financial Statements and Tables

TPG Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$33,728	$22,816	$109,270	$63,300
Other income	3,301	482	6,510	1,738
Interest from cash and cash equivalents	—	—	—	2

Total investment income from non-controlled, non-affiliated investments	37,029	23,298	115,780	65,040
Investment income from controlled, affiliated investments:
Interest from investments	1,312	—	1,681	—
Other income	63	—	81	—

Total investment income from controlled, affiliated investments	1,375	—	1,762	—

Total Investment Income	38,404	23,298	117,542	65,040

Expenses
Interest	3,812	2,651	11,096	7,330
Management fees	4,651	3,433	13,409	9,698
Incentive fees	4,161	2,850	14,495	8,097
Professional fees	1,029	902	3,376	2,419
Directors’ fees	90	71	249	213
Other general and administrative	1,170	579	2,982	1,729

Total expenses	14,913	10,486	45,607	29,486

Management fees waived	—	(1,853)	(2,465)	(5,038)

Net Expenses	14,913	8,633	43,142	24,448

Net Investment Income Before Income Taxes	23,491	14,665	74,400	40,592
Income taxes, including excise taxes	375	80	609	84

Net Investment Income	23,116	14,585	73,791	40,508
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(6,251)	2,804	(6,168)	5,227
Controlled, affiliated investments	(247)	—	(247)	—
Translation of assets and liabilities in foreign currencies	3,265	—	4,492	—
Interest rate swaps	(1,038)	—	(246)	—
Foreign currency forward contracts	17	(1,942)	1,261	(1,223)

Total net change in unrealized gains (losses)	(4,254)	862	(908)	4,004

Realized gains (losses):
Non-controlled, non-affiliated investments	10	520	127	1,062
Foreign currency transactions	(269)	292	(1,765)	353

Total realized gains (losses)	(259)	812	(1,638)	1,415

Total Unrealized and Realized Gains (Losses)	(4,513)	1,674	(2,546)	5,419

Increase in Net Assets Resulting from Operations	$18,603	$16,259	$71,245	$45,927

Earnings per common share—basic and diluted (1)	$0.35	$0.47	$1.44	$1.36

Weighted average shares of common stock outstanding—basic and diluted (1)	53,493,026	34,817,674	49,427,943	33,891,011

Note:	The indicated amounts for the three and nine months ended September 30, 2013 have been retroactively adjusted for the stock split which was effected in the form of a stock dividend.

TPG Specialty Lending, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $1,175,962 and $997,298, respectively)	$1,188,947	$1,016,451
Controlled, affiliated investments (amortized cost of $44,481 and $0, respectively)	44,234	—

Total investments at fair value (amortized cost of $1,220,443 and $997,298, respectively)	1,233,181	1,016,451
Cash and cash equivalents	9,159	3,471
Interest receivable	6,817	4,933
Receivable on foreign currency forward contracts	17	—
Prepaid expenses and other assets	30,869	14,295

Total Assets	$1,280,043	$1,039,150

Liabilities
Debt	$382,177	$432,267
Management fees payable to affiliate	4,651	1,580
Incentive fees payable to affiliate	7,384	6,136
Dividends payable	20,355	14,810
Payable for investments purchased	12,030	1,974
Payable on foreign currency forward contracts	—	1,244
Payable on interest rate swaps	22	—
Payables to affiliate	2,611	2,668
Other liabilities	11,924	3,775

Total Liabilities	441,154	464,454

Commitments and contingencies (Note 8)

Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 53,567,782 and 37,027,022 shares issued, respectively; and 53,566,783 and 37,026,023 shares outstanding, respectively	536	370
Additional paid-in capital	805,555	552,436
Treasury stock at cost; 999 shares	(1)	(1)
Undistributed net investment income	14,540	3,981
Net unrealized gains on investments and foreign currency translation	17,002	17,910
Undistributed net realized gains on investments, including foreign currency forward contracts	1,257	—

Total Net Assets	838,889	574,696

Total Liabilities and Net Assets	$1,280,043	$1,039,150

Net Asset Value Per Share	$15.66	$15.52

Note:	Our investment activity for the three months ended September 30, 2014 and 2013 is presented below (information presented herein is at par value unless otherwise indicated).

	For the Three Months Ended
($ in millions)	September 30, 2014	September 30, 2013
New investment commitments:
Gross originations	$288.6	$277.3
Less: syndications/sell downs	40.0	93.1

Total new investment commitments	$248.6	$184.2
Principal amount of investments funded:
First-lien	$198.8	$158.3
Second-lien	25.2	11.3
Mezzanine	—	—
Equity	—	0.8

Total	$224.0	$170.4
Principal amount of investments sold or repaid:
First-lien	$97.6	$51.3
Second-lien	12.0	12.7
Mezzanine	—	—
Equity	—	—

Total	$109.6	$64.0

Number of new investment commitments in new portfolio companies	4	5
Average new investment commitment amount in new portfolio companies	$54.2	$29.0
Weighted average term for new investment commitments in new portfolio companies (in years)	4.1	4.1
Percentage of new debt investment commitments at floating rates	98.7%	93.9%
Percentage of new debt investment commitments at fixed rates	1.3%	6.1%
Weighted average interest rate of new investment commitments	10.3%	10.2%
Weighted average spread over LIBOR of new floating rate investment commitments	9.3%	9.0%
Weighted average interest rate on investments sold or paid down	9.8%	9.0%

About TPG Specialty Lending, Inc.

TPG Specialty Lending, Inc. (“the Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSL is externally managed by TSL Advisers, LLC, an SEC-registered investment adviser. TSL leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $10 billion of assets under management as of June 30, 2014, and the broader TPG platform, a global private investment firm with $66 billion of assets under management. For more information, visit our website at www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update any such forward-looking statements. TPG Specialty Lending, Inc. undertakes no duty to update any forward-looking statements made herein.